Exhibit 99.1

News Corporation

NEWS RELEASE

For Immediate Release
Contact: Teri Everett 212-852-7070
Jack Horner 212- 852-7952

News Corporation Appoints Former New York City Department of Education Chancellor Joel Klein as Executive Vice President, Office of the Chairman

Mr. Klein to serve as senior advisor to the Chairman and will join News Corporation's Board of Directors
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NEW YORK, NY, November 9, 2010 - News Corporation today announced that Joel Klein will join the Company as Executive Vice President, Office of the Chairman. He will report to Chairman and Chief Executive Officer Rupert Murdoch and will join News Corporation's Board of Directors.

After decades of leadership in private and public sectors, ranging from U.S. CEO of a global media company to Deputy White House Counsel to President Clinton, Mr. Klein will act as a senior advisor to Mr. Murdoch on a wide range of initiatives, including developing business strategies for the emerging educational marketplace.

"We're very fortunate to have a leader of such exceptional depth join the senior executive team of News Corporation," said Mr. Murdoch. "His record of achievement leading one of the country's toughest school systems has given him a unique perspective that will be particularly important as we look into a sector that has long been in need of innovation."

As New York City Chancellor for nearly a decade, Mr. Klein led a comprehensive reform strategy that brought coherence to the system and resulted in significant increases in student performance. He oversaw nearly 1,700 schools with 1.1 million students, 136,000 employees and a $22 billion operating budget. Formerly U.S. Chairman and CEO of Bertelsmann, Inc., Mr. Klein also served the Clinton administration in a number of roles, including Deputy White House Counsel. He joined the administration after 20 years of public and private legal work in Washington, D.C.

Mr. Klein received his BA from Columbia University, where he graduated magna cum laude/Phi Beta Kappa, and earned his JD from Harvard Law School, magna cum laude.

"I've long admired News Corporation's entrepreneurial spirit and Rupert Murdoch's fearless commitment to innovation. I am excited for the opportunity to be part of this team -- and to have the chance to bring the same spirit of innovation to the burgeoning education marketplace."

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of September 30, 2010 of approximately US$56 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.